SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 6, 2003

UWHARRIE CAPITAL CORP

(Exact name of Registrant as specified in its charter)

North Carolina	33-58882	56-1814206
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

134 North First Street, Albemarle, North Carolina 28001

(Address of principal executive offices)

Registrant’s telephone number, including area code (704) 982-4415

Not Applicable

(Former address of principal executive offices)

Item 5	Other Material Events.

Uwharrie Capital Corp, a multi-bank holding company and parent of Anson Bank & Trust Co., Bank of Stanly and Cabarrus Bank & Trust Company, has announced a 3% stock dividend to be paid to shareholders on November 20, 2003. The dividend announcement will be included in the Third Quarter Report to Shareholders that is anticipated to be mailed to shareholders by November 14, 2003. The dividend was approved by the Uwharrie Capital Corp Board of Directors during its meeting held September 16, 2003.

Shareholders of Uwharrie Capital Corp as of the record date, November 3, 2003, will receive the dividend. Only whole shares of stock will be issued. Cash-in-lieu checks will be issued as payment for fractional shares to applicable shareholders. The cash-in-lieu amount that will be paid to shareholders is the weighted average price per share for stock transactions occurring during the 90-day period preceding the record date (August 5, 2003 – November 3, 2003). The calculated cash-in-lieu price is $5.80 per share.

Shareholders will receive a new stock certificate representing the 3% stock dividend shares by mail from American Stock Transfer & Trust Company, the company’s stock transfer agent in New York. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate.

Uwharrie Capital Corp, headquartered in Albemarle, NC (Stanly County), is a North Carolina bank holding company, and was organized on July 1, 1993 to become the bank holding company for Bank of Stanly, a North Carolina commercial bank chartered on September 28, 1983, and its three wholly-owned subsidiaries, The Strategic Alliance Corporation, BOS Agency, Inc., and Gateway Mortgage, Inc., a mortgage brokerage company. Bank of Stanly operates five offices in Stanly County (Albemarle, Norwood and Oakboro, NC). Uwharrie Capital Corp also owns two non-bank subsidiaries, Strategic Investment Advisors, Inc., and Uwharrie Statutory Trust 1. Uwharrie Capital Corp also has two other bank subsidiaries, Anson Bank & Trust Co. that operates one office in Anson County (Wadesboro, NC), and Cabarrus Bank & Trust Company that operates two offices in Cabarrus County (Concord and Mt. Pleasant, NC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ Roger L. Dick

Roger L. Dick Chief Executive Officer

Dated: November 6, 2003